Exhibit 99.1
Casey’s Announces Addition of Finance Leader Stanley J. Sutula III to its Board of Directors

ANKENY, Iowa, June 8, 2026 – (Business Wire) – Casey’s General Stores, Inc. (Nasdaq: CASY), the third largest convenience retailer and fifth largest pizza chain in the United States, today announced the appointment of Stanley J. Sutula III to its Board of Directors (the “Board”).

Mr. Sutula brings to the Board over 35 years of experience in corporate finance, financial planning and operations, tax, strategic planning and risk management.  Since 2020, he has served as Chief Financial Officer at Colgate-Palmolive Company (NYSE: CL), where he oversees its global finance, global IT and mergers and acquisitions teams.  He was previously at Pitney Bowes Inc. (NYSE: PBI), where he served as Executive VP and Chief Financial Officer, and spent 28 years at IBM Corporation (NYSE: IBM) in various financial management roles, including as its Vice President and Controller.

“We are excited to welcome Stan to the Board as he adds deep financial and strategic expertise to our already expansive board capabilities. His leadership in these areas will benefit Casey’s, the Board and its shareholders immensely,” said Darren Rebelez, Casey’s Board Chair, President and CEO.

Mr. Sutula graduated from Northeastern University with a degree in Finance & Management and holds an MBA in Finance from Fordham University’s Gabelli School of Business.

Mr. Sutula’s addition to the Board will temporarily bring the number of directors from eleven to twelve, as director Cara Heiden has decided to retire from the Board effective September 2, 2026.  “On behalf of the Board and the entire Casey’s team, I want to extend a sincere thank you to Cara for nearly a decade of distinguished service and leadership on the Board and its Audit Committee.  She helped build Casey’s into the great organization it is today and we wish her nothing but the best in her retirement from the Board in September,” said Rebelez.

About Casey’s
Casey’s is a Fortune 500 company (Nasdaq: CASY) operating over 2,900 convenience stores. Founded more than 50 years ago, the company has grown to become the third-largest convenience store retailer and the fifth-largest pizza chain in the United States. Casey’s provides freshly prepared foods, quality fuel and friendly service at its locations. Guests can enjoy pizza, donuts, other assorted bakery items, and a wide selection of beverages and snacks. Learn more and order online at www.caseys.com, or in the mobile app.

Investor Relations Contact:
Brian Johnson (515) 446-6587
Brian.johnson@caseys.com

Media Relations Contact:
Katie Petru (515) 446-6772
Katie.petru@caseys.com